Filed pursuant to Rule 433
Registration Statements Nos. 333-183618 and 333-183618-01
Relating to Preliminary Prospectus Supplement dated
September 24, 2012

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V.
Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro
S.A. - Petrobras
Form:	Senior Unsecured Notes
Offering:	SEC-Registered
Currency:	Euros (“€”)
Principal Amount:	€ 1,300,000,000	€ 700,000,000
Coupon Rate:	3.25%	4.25%
Maturity:	April 1, 2019 (6.5-yr)	October 2, 2023 (11-yr)
Interest Basis:	Payable annually on April 1	Payable annually on October 2
Day Count:	Actual/Actual	Actual/Actual
First Interest Payment Date:	April 1, 2013	October 2, 2013
Gross Proceeds:	€1,292,174,000.00	€687,078,000.00
Issue Price:	99.398%	98.154%
Benchmark:	6.5-yr Mid-Swaps (Interpolated)	11-yr Mid-Swaps
Benchmark Yield:	1.232%	1.891%
Spread to Benchmark:	+ 212.5 bps	+ 257.5 bps
Yield to Investors:	3.357%	4.466%
Make-Whole Call Spread:	+40 bps	+45 bps
Pricing Date:	September 24, 2012	September 24, 2012
Settlement Date:	October 1, 2012 (T+5)	October 1, 2012 (T+5)
Listing:	Application has been made to admit the Notes to listing on the official list of the Luxembourg Stock Exchange and to trading on the Euro MTF market

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Common Code:	083588659	083589035

ISIN:	XS0835886598	XS0835890350

Joint Bookrunners:	Banco Santander, S.A.
BB Securities Limited
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
HSBC Bank plc
J.P. Morgan Securities plc

Co-Managers:	Mitsubishi UFJ Securities International plc
Standard Chartered Bank

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Banco Santander, S.A. collect at 44-20-7756-7202, BB Securities Ltd. collect at 44-20-7367-5800, Citigroup Global Markets Limited at +1-800-831-9146 or batprospectusdept@citi.com, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, HSBC Bank plc collect at +44 (0) 20 7991 8888 and J.P. Morgan Securities plc at +1-866-846-2874.